FIRST AMENDING AGREEMENT TO AMENDED AND
         RESTATED CREDIT AGREEMENT DATED JANUARY 30, 1996

          THIS AGREEMENT made effective as of the 30th day of September, 1996

AMONG:

          WAINOCO OIL CORPORATION, a body corporate having offices in the City of Houston, in the State of Texas, as Borrower

                             - and -

          J.P. MORGAN CANADA, a Canadian chartered bank having offices in the City of Toronto, in the Province of Ontario, as a Bank and in its capacity as Agent

                             - and -

          PARIBAS BANK OF CANADA, a Canadian chartered bank having offices in the City of Toronto, in the Province of Ontario, as a Bank and in its capacity as Fronting Bank


          WHEREAS the parties hereto have entered into an Amended and Restated Credit Agreement dated January 30, 1996 (the "Credit Agreement") which provides for a revolving credit facility in the maximum principal amount of Cdn. $18,000,000;

          AND WHEREAS the parties hereto wish to amend the Credit Agreement as hereinafter provided;


          NOW THEREFORE, in consideration of the sum of one dollar ($1.00) and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.        Interpretation

          (a) Capitalized terms used herein shall, unless otherwise defined, have the meanings given to them in the Credit Agreement.

          (b) In this Agreement, words importing the singular number include the plural and vice-versa and words importing gender include masculine, feminine and neuter.

          (c) The division of this Agreement into Sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

          (d) The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer, unless otherwise stated, to this Agreement taken as a whole and not to any particular Section or paragraph.

2.        Amendments

2.1 The definitions of "Net Proceeds from Petroleum Operations", "Principal Repayment Date", "Projected Cash Flow Available for Fixed Charges" and "Termination Date" are deleted from Section 1.1 of the Credit Agreement.

2.2 The following definition is added to Section 1.1 of the Credit Agreement immediately after the definition of "Assignee":

          "Available Cash Flow" means, as at the end of any fiscal quarter, the sum of:

          (i) the net income of the Borrower (determined by excluding any amounts of FHI EBITDA which would otherwise be included therein) for the period of four consecutive fiscal quarters of the Borrower then ended plus, to the extent deducted in determining such net income for such period, the aggregate amount of (A) interest expense, (B) provision for income taxes and (C) depletion, depreciation, amortization and other similar non-cash charges, less all non-cash gains added in computing such net income for such period;

          (ii) the FHI EBITDA calculated using any four fiscal quarters in the period of five consecutive fiscal quarters of FHI then ended, less (A) all non-cash gains added in computing such net income for such four fiscal quarters, and (B) U.S. $5,000,000 (representing a notional deduction for capital costs of FHI incurred during such four fiscal quarters).".

2.3 The definition of "Fixed Charges" contained in Section 1.1 of the Credit Agreement is deleted and the following is substituted therefor:

          ""Fixed Charges" means, for any period of four consecutive fiscal quarters, the sum of:

          (i) interest payments required to be made on Debt of the Borrower or any Subsidiary during such period, provided that,

               (A) subject to paragraph (B) immediately below, if the rate of interest applicable to any Debt is an unknown or variable rate, then the rate to be used for the purpose of such determination shall be the rate per annum equal to the weighted average applicable rate of interest paid by such Person on such Debt during the then most recently ended calendar month prior to such period,

               (B) with respect to Debt under the FHI Credit Agreement and Debt hereunder, the rate of interest to be used for the purposes of a determination shall be the rate per annum equal to the rate of interest that was in effect for such Debt as at the last day of the fiscal quarter of the Borrower immediately prior to such period,

               (C) the principal amount of Debt outstanding during such period shall be assumed to be the amount outstanding at the last day of the fiscal quarter of the Borrower immediately prior to such period, reduced as contemplated by clause (iii) below;

          (ii) any scheduled sinking fund payments required to be made by the Borrower on account of the Subordinated Debentures during such period; and

         (iii) any other scheduled payments of principal required to be made on Debt of the Borrower or any Subsidiary during such period.".

2.4 The definition of "Loan Limit" contained in Section 1.1 of the Credit Agreement is deleted and the following is substituted therefor:

          ""Loan Limit" means, (a) during the Revolving Credit Period, the lesser of (i) the aggregate of each Bank's Commitment as reduced pursuant to Section 2.7 and (ii) the Borrowing Base, and (b) from and after the Maturity Date, zero.".

2.5 The definition of "Margin" contained in Section 1.1 of the Credit Agreement is deleted and the following is substituted therefor:

          ""Margin" means, with respect to any Interest Period relating to a Euro-Dollar Loan or, if such Interest Period is longer than three months, each three month interval comprising such Interest Period:

          (i) 2%, provided that the Outstanding Principal is equal to or less than $5,000,000 at all times during such Interest Period or three month interval, as the case may be; or

          (ii) 2 1/4%, in the event that the Outstanding Principal is at any time during such Interest Period or three month interval, as the case may be, greater than $5,000,000.".

2.6 The definition of "Maturity Date" contained in Section 1.1 of the Credit Agreement is amended by deleting "1999" and substituting in its place "1998".

2.7 The definition of "Revolving Credit Period" contained in Section 1.1 of the Credit Agreement is amended by deleting "Termination Date" and substituting in its place "the day immediately prior to the Maturity Date".

2.8 Section 2.1(a) of the Credit Agreement is amended by deleting "Termination Date and the credit facility of each of the Banks under this
Section 2.1(a) shall be converted to a non-revolving term facility" and substituting in its place "last day of the Revolving Credit Period".

2.9 Section 2.4(a) of the Credit Agreement is deleted and the following is substituted therefor:

          "(a) On the Maturity Date the Loan Limit shall be automatically reduced to zero, and the Borrower shall repay in full all outstanding Loans hereunder and all other Outstandings due or accrued pursuant hereto.".

2.10 Section 2.5(a) of the Credit Agreement is amended by deleting "3/4 of 1%" and substituting in its place "1%".

2.11 Section 2.5 (b) of the Credit Agreement is amended by deleting "3/4 of 1%" and substituting in its place "1%".

2.12 Section 2.5(c) of the Credit Agreement is amended by deleting ", for the Interest Period applicable thereto, at a rate per annum equal to the sum of 1 3/4% (the "Margin")" and substituting in its place "at a rate per annum equal to the sum of the Margin".

2.13 Section 2.6(a) of the Credit Agreement is amended by deleting "Termination Date" and substituting in its place "Maturity Date".

2.14 Section 2.9(d) of the Credit Agreement is amended by deleting ", and the Loan Limit shall be reduced by an amount equal to the principal amount of each such prepayment (or the Canadian Equivalent thereof as of the date of prepayment) made after the Termination Date".

2.15 Section 2.10(b) of the Credit Agreement is amended by deleting ", and the Loan Limit shall be reduced by an amount equal to the amount of such prepayment (or the Canadian Equivalent thereof as of the date of prepayment) made after the Termination Date".

2.16 Section 2.14(c) of the Credit Agreement is amended by deleting "1 3/4%" and substituting in its place "(i) 2% if on the date the Letter of Credit is issued the Outstanding Principal (including the face amount of such Letter of Credit) is equal to or less than $5,000,000, or (ii) 2 1/4% if on the date the Letter of Credit is issued the Outstanding Principal (including the face amount of such Letter of Credit) is greater than $5,000,000, in each case".

2.17 Section 5.13 of the Credit Agreement is amended by deleting "Mortgaged Properties" wherever it appears in such section and substituting in its place "Engineered Properties specifically subject to the Lien of and specifically identified in the Security Documents".

2.18 Section 5.17 of the Credit Agreement is deleted and the following is substituted therefor:

     "5.17     Minimum Fixed Charge Coverage

          (a) (i) As at the end of each of the Borrower's fiscal quarters ending December 31, 1996 and March 31, 1997, the Available Cash Flow shall be greater than 125% of the Fixed Charges for the next four fiscal quarters; provided that, for the purposes of determining Fixed Charges as at March 31, 1997, the sinking fund payment required to be made by the Borrower on October 1, 1997 in the amount of U.S. $2,500,000 on account of the Subordinated Debentures shall be excluded.

               (ii) As at the end of each of the Borrower's fiscal quarters ending after March 31, 1997, the Available Cash Flow shall be greater than 150% of the Fixed Charges for the next four fiscal quarters.

          (b) In determining Fixed Charges, all currencies other than U.S. Dollars shall be converted into U.S. Dollars at a rate of exchange equal to the average Spot Rate for the calendar month ending on or immediately prior to the date as of which such determination is being made.".

2.19 Section 5.18 of the Credit Agreement is deleted and the following is substituted therefor:

          "5.18     Minimum Consolidated Net Worth

               Consolidated Tangible Net Worth shall at no time be less than:

               (a) during the Borrower's fiscal quarter ending December 31, 1996, U.S. $19,500,000;

               (b) during the Borrower's fiscal quarter ending March 31, 1997, U.S. $10,000,000; and

               (b) after March 31, 1997, the greater of (i) U.S. $10,000,000 and (ii) 85% of the actual Consolidated Tangible Net Worth as set forth in the compliance certificate delivered by the Borrower to each of the Banks pursuant to Section 5.1 (c) for the fiscal quarter ending March 31, 1997, subject to the confirmation by and approval of the Agent, acting reasonably.".

2.20 Section 5.19 of the Credit Agreement is deleted and the following is substituted therefor:

          "5.19     Interest Coverage Ratio

               Consolidated EBITDA shall:

               (a) for any four fiscal quarters within each period of five consecutive fiscal quarters ending on December 31, 1996 and March 31, 1997, be greater than or equal to 140% of the consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such four fiscal quarters; and

               (b) for any four fiscal quarters within all periods of five consecutive fiscal quarters ending after March 31, 1997, be greater than or equal to 160% of the consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such four fiscal quarters.".


3.        Waiver

          At the request of the Borrower, the Banks hereby irrevocably waive compliance with Section 5.17 of the Credit Agreement as at the end of, and
Section 5.18 of the Credit Agreement during, the fiscal quarter of the Borrower ending September 30, 1996. This waiver shall be limited precisely as written, and shall not extend to (i) any non-compliance with or breach of any other provision of the Credit Agreement, (ii) any non-compliance with or breach of
Section 5.17 as at the end of any other fiscal quarter, (iii) any non-compliance with or breach of Section 5.18 at any other time or (iv) any Default under the Credit Agreement other than a Default as a result of the non-compliance with Sections 5.17 or 5.18 hereinbefore waived.


4.        Amendment Fee

          In consideration for the Banks amending the terms and provisions of the Credit Agreement as herein provided, the Borrower hereby agrees to pay to the Banks an amendment fee of U.S. $100,000. Upon the execution of this Agreement, such fee shall be paid by the Borrower in full to the Agent for the account of the Banks ratably in proportion to their respective Commitments.


5.        Governing Law

          This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, and shall be treated as an Alberta contract.


6.        Counterpart Execution

          This Agreement may be executed in any number of counterparts and all executed counterparts shall be read together and shall form one and the same instrument.


7.        Ratification

          The Credit Agreement as amended by this Agreement is hereby ratified and confirmed in all respects as being in full force and effect.


8.        Enurement

          Subject to Section 9.6 of the Credit Agreement, this Agreement shall enure to the benefit of and be binding upon each of the parties hereto and its permitted successors and assigns.


                              WAINOCO OIL CORPORATION, as Borrower

                              By: /s/ Julie H. Edwards
                                  Julie H. Edwards

                              Title: Senior Vice President - Finance
                                        & Chief Financial Officer


                              J.P. MORGAN CANADA, as Agent and as a Bank

                              By: /s/ David B. Weir
                                  David B. Weir

                              Title: President


                              PARIBAS BANK OF CANADA, as Fronting Bank and as a Bank

                              By: /s/ John Plant
                                  John Plant

                              Title: Vice President